April 17, 2006


      Mail Stop 4561

Mr. Michael T. Everett
Chief Financial Officer
Webex Communications, Inc.
3979 Freedom Circle
Santa Clara, CA    95054

      Re:	Webex Communications, Inc.
		Form 10-K for the year ended December 31, 2005
		Filed March 15, 2006
      File No. 000-30849

Dear Mr. Everett:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


Hewitt Associates, Inc.
December 28, 2004
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